Exhibit 99.2

MEDWORTH ACQUSITION CORP.

COMPENSATION COMMITTEE CHARTER

I.	Purpose

The purpose of the Compensation Committee of MedWorth Acquisition Corp. (the “Company”) is to assist the Board of Directors of the Company (the “Board”) in carrying out its responsibilities relating to compensation of the Company’s executives. The Committee has overall responsibility for approving and evaluating executive compensation and benefits plans, policies and programs of the Company.

II.	Composition of the Committee

The membership of the Committee shall consist of at least three directors. Each Committee member shall meet the applicable independence requirements of the NASDAQ Stock Market. The Committee’s membership shall be such as to enable the Committee, or a subcommittee thereof, to qualify as a committee of “outside directors” under Section 162(m) of the Internal Revenue Code, as amended.

III.	Appointment and Removal

The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly appointed and qualified or until such member’s early resignation or retirement. The members of the Committee may be removed, with or without cause, by a majority vote of the Board. The Board may fill any vacancies on the Committee.

IV.	Responsibilities and Authority

The Committee shall have the following responsibilities:

1.	Review and approve on an annual basis corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”), evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee will consider, among other things, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

2.	Review and make recommendations to the Board with respect to the compensation of all other executive officers, including incentive and equity-based compensation, on an annual basis.

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3.	Review and approve the following, in connection with reviews for the CEO and other executive officers:

(a)	Base salary level;

(b)	Incentive opportunity level;

(c)	Long-term incentive opportunity level;

(d)	Employment agreements, severance agreements and change of control agreements or provisions; and

(e)	Special or supplemental benefits.

4.	Administer the Company’s Section 162(m) incentive bonus plans, if any, including recommending any amendment thereto and determining the bonus for participants thereunder.

5.	Make award decisions regarding equity-based compensation under the Company’s stock incentive plans, if any, for all plan participants.

6.	Make recommendations to the full Board with respect to the adoption and administration of incentive compensation plans, equity-based plans and other Company compensation and benefit plans and programs.

7.	Prepare annually a report on executive compensation to be included in the Company’s proxy statement as required by the rules of the Securities and Exchange Commission.

In discharging its responsibility the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals.

V.	Advisors

The Committee may retain special compensation, legal, accounting or other consultants or advisors. The Committee shall have sole authority to retain and terminate any compensation consultant to be used to assist the Committee in the evaluation of CEO or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms.

VI.	Meetings

One member of the Committee shall be appointed by the Board as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas and making regular reports to the Board. The Committee will meet as often as necessary to carry out its responsibilities. Minutes of each meeting will be duly filed in the Company’s records. Reports of meetings of the Committee will be made to the Board at its regularly scheduled meeting following the Committee meeting accompanied by any recommendations to the Board approved by the Committee.

Adopted effective as of ______________, 2013

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